Exhibit 99.1

Financial News Release

For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1750 ext. 604	Tel: (503) 454-1750 ext. 594
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

Pixelworks Revises Fourth Quarter 2003 Outlook;
Record Revenue of Approximately $40.5 Million
Will Exceed Previous Outlook of $37.0 to $38.5 Million

*Pro forma net income (loss), which differs from net income (loss) in accordance with accounting principles generally accepted in the United States of America (GAAP), excludes merger-related and restructuring expenses, and non-cash expenses for amortization of purchased developed technology, in-process research and development expense, and amortization of deferred stock-based compensation and assembled workforce.

Tualatin, Ore., January 7, 2004 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-a-chip ICs for the advanced display industry, today provided an update to its business outlook provided on October 16, 2003 pertaining to the fourth quarter ended December 31, 2003.

                Due to strong growth across each of the Company’s market segments, the Company now expects fourth quarter revenue of approximately $40.5 million, compared to previous guidance of $37.0 to $38.5 million.  Fourth quarter gross profit margins are now expected to be approximately 45.2 to 46.2 percent on a GAAP basis, and 45.5 to 46.5 percent on a pro forma basis, compared to the previous outlook of approximately 42.5 to 43.5 percent on a GAAP basis, and 42.8 to 43.8 percent on a pro forma basis.

                R&D and SG&A expenses, combined, are expected to be approximately $12.0 to $12.4 million, which compares to previous guidance of $11.6 to $12.0 million.

One-time restructuring expense (excluded for pro forma reporting purposes) related to the Company’s restructuring announced in October and completed during the fourth quarter, is expected to be approximately $1.1 million, which compares to previous expectations of approximately $900,000.  Related to the restructuring, non-cash expenses for the amortization

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of deferred stock-based compensation and assembled workforce (excluded for pro forma reporting purposes) are now expected to be approximately $2.4 million, compared to the earlier outlook of $100,000.

                Interest income is expected to be approximately $250,000, up from the previous outlook of $200,000.

                Providing a meaningful update to the previously estimated tax rates, both on a GAAP and pro forma basis, is not possible at this time.  Accordingly, management’s best estimate of the tax provision remains unchanged from the previous guidance of approximately 50 percent of income before tax on a GAAP basis, and approximately 37 percent of pro forma income before tax on a pro forma basis*.  Investors should be cautioned that the tax rate estimates are preliminary and, depending on a number of variables, could change materially.

                Based on the above guidance, the Company now expects fourth quarter earnings of approximately $0.03 per share on a GAAP basis and approximately $0.09 per share on a pro forma basis*.  This compares to the previous outlook of earnings per share of $0.03 to $0.04 on a GAAP basis and $0.06 to $0.07 on a pro forma basis*.  The table below provides a tabular comparison of the current outlook to the previous outlook.  The Company expects to release financial results for the fourth quarter and full year of 2003 in approximately three weeks.

Summary of Current Outlook versus Previous Outlook:

	Current Outlook	Previous Outlook
Revenue	Approx. $40.5 million	$37.0 to $38.5 million
Gross profit margin:
— GAAP basis	45.2 to 46.2 percent	42.5 to 43.5 percent
— Pro forma basis	45.5 to 46.5 percent	42.8 to 43.8 percent
R&D & SG&A expense, combined	$12.0 to $12.4 million	$11.6 to $12.0 million
One-time restructuring expense(1)	Approx. $1.1 million	Approx. $900,000
Non-cash expenses for stock-based compensation and assembled workforce(1)	Approx. $2.4 million	Approx. $100,000
Interest income	Approx. $250,000	Approx. $200,000
Tax rate:
— GAAP basis	Approx 50%	Approx 50%
— Pro forma basis	Approx 37%	Approx 37%

Earnings per share:
— GAAP basis	Approx $0.03	$0.03 to $0.04
— Pro forma basis	Approx $0.09	$0.06 to $0.07

(1)  Excluded for pro forma* reporting purposes

The above statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These risks include, in particular, that the Company has not completed its review of quarterly financial results or the audit of full-year results, which could result in material adjustments to preliminary estimates.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

About Pixelworks, Inc.

Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-a-chip ICs for the advanced display industry.  Pixelworks’ solutions process and optimize video, computer graphics and Web information for display on a wide variety of devices used in business and consumer markets, including flat-panel monitors, digital televisions and multimedia projectors.  Our broad IC product line is used by the world’s leading manufacturers of consumer electronics and computer display products to enhance image quality and ease of use.  For more information, please visit the Company’s Web site at www.pixelworks.com.

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Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.

Safe Harbor Statement

The statements in this press release regarding the Company’s expectations as to revenue, gross profit margins, expenses, interest income, tax provisions, and earnings per share for the quarter ended December 31, 2003 are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including those described above and the following: business and economic conditions, changes in growth in the flat panel monitor, multimedia projector, and advanced television industries, changes in customer ordering patterns, competitive factors, such as rival chip architectures, pricing pressures, insufficient, excess or obsolete inventory and variations in inventory valuation, continued success in technological advances, shortages of manufacturing capacity from our third-party foundries, litigation involving antitrust and intellectual property, the non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. If the Company does update one or more forward-looking statements, investors and others should not conclude that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.